Applied Nanotech Holdings, Inc.

shareholders vote approval to become PEN Inc.

Two leading companies combine to commercialize

advanced products enabled by nanotechnology

Special shareholder meeting reports preliminary voting results

Austin, Texas – August 22, 2014 – Applied Nanotech Holdings, Inc. (OTCQB: APNT) (Applied Nanotech), a global leader in nanotechnology research and development, today announced that a majority of APNT shareholders have approved the proposed combination with NanoHolding Inc., the parent company of Nanofilm, Ltd. (Nanofilm), a private company with a leading market position for specialty optical coatings, cleaners and nano-composite products. The combination will create a new publicly traded company called PEN Inc.

The approval of the combination proposal was announced during the special shareholder meeting held today in Dallas based on preliminary vote results. The transaction is expected to close next week.

“Over 97% of the shares voted were in favor of the combination,” said Robert Rondstadt, Chairman of the APNT Board of Directors. “It’s gratifying to see that these shareholders overwhelmingly support the new direction the company is taking with the creation of PEN Inc.”

“Now we can set in motion our growth strategy of developing and commercializing advanced-performance products enabled by nanotechnology,” noted Scott Rickert, CEO of Nanofilm, who will become the CEO of PEN. “The teams in both companies are eager to roll up their sleeves and get to work.”

Other proposals presented were also approved, based on the preliminary voting results.

About APNT (OTCQB: APNT)

Applied Nanotech Holdings, Inc. (APNT) is an Austin, Texas-based global leader in nanotechnology research and development and has ongoing research programs and license agreements with product innovators around the world. For information about Applied Nanotech Holdings, Inc., please visit www.appliednanotech.net.

About Nanofilm, Ltd.

Nanofilm, Ltd. is a Valley View, Ohio private company that develops nano-layer coatings, nano-based cleaners, and nano-composite products. Nanofilm’s primary commercial products center around its unique eyecare glass cleaning and de-fogging products; other products include precision mold release treatments, stay-clean surface treatments for ceramic insulators, and scuff-resistant treatments for commercial dinnerware. For information about Nanofilm, please visit www.nanofilmtechnology.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information:

Lynn Lilly

Director of Communication

Nanofilm, Ltd.

llilly@nanofilmtechnology.com

(216) 447-1199 ext. 119